As filed with the Securities and Exchange Commission on July 3, 2018.

1933 Act File No. 333-210386

1940 Act File No. 811-23153

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
PRE-EFFECTIVE AMENDMENT NO.	☐
POST-EFFECTIVE AMENDMENT NO. 1	☒

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
AMENDMENT NO. 5	☒

NEXPOINT LATIN AMERICAN OPPORTUNITIES FUND

Principal Executive Offices

300 Crescent Court, Suite 700

Dallas, Texas 75201

(972) 628-4100

Agent for Service

Dustin Norris

300 Crescent Court, Suite 700

Dallas, Texas 75201

(972) 628-4100

Copies of information to:

Eric S. Purple, Esq.

Stradley Ronon Stevens & Young, LLP

1250 Connecticut Ave. NW, Suite 500

Washington, DC 20036

Tel: (202) 822-9611

Fax: (202) 822-0140

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement. If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-210386 and 811-23153) of NexPoint Latin American Opportunities Fund (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (h)(5) to the Registration Statement. No changes have been made to Parts A, B or C of the Registration Statement, other than Item 25(2) of Part C, as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25 of the Registration Statement, which sets forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

NEXPOINT LATIN AMERICAN OPPORTUNITIES FUND

PART C—OTHER INFORMATION

Item 25.	Financial Statements and Exhibits

1. Financial Statements.

Part A:	None.

Part B:	Report of Independent Registered Public Accounting Firm(-) Statement of Assets and Liabilities, Statement of Operations(-) Notes to Financial Statements(-)

2. Exhibits

(a)	(1)	Agreement and Declaration of Trust(1)
	(2)	Amended and Restated Agreement and Declaration of Trust(2)
(b)		By-Laws(3)
(g)		Investment Advisory Agreement(4)
(h)	(1)	Distribution Agreement(5)
	(2)	Form of Selling Agreement(6)
	(3)	Form of Shareholder Servicing Plan and Agreement(7)
	(4)	Distribution Plan for Class C Shares(8)
	(5)	Distribution Plan for Class L Shares(9)
(j)		Master Custodian Agreement(10)
(k)	(1)	Form of Expense Limitation and Reimbursement Agreement(11)
	(2)	Master Sub-Administration Agreement(12)
(l)		Opinion and Consent of Counsel(13)
(n)		Consent of Independent Registered Public Accounting Firm(14)
(r)	(1)	Code of Ethics of the Fund(15)
	(2)	Code of Ethics of the Adviser(16)
(s)		Powers of Attorney for Dr. Bob Froehlich, John W. Honis, Timothy K. Hui, Ethan Powell and Bryan A. Ward(17)
(t)		Power of Attorney for Dustin Norris(18)

(-)	Incorporated by reference from the Statement of Additional Information to Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on June 22, 2018.
(1)	Incorporated by reference from Exhibit (a)(1) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on May 27, 2016.
(2)	Incorporated by reference from Exhibit (a)(2) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on March 13, 2018.
(3)	Incorporated by reference from Exhibit (b) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on March 13, 2018.
(4)	Incorporated by reference from Exhibit (g) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on May 27, 2016.
(5)	Incorporated by reference from Exhibit (h)(1) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on May 27, 2016.
(6)	Incorporated by reference from Exhibit (h)(2) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on May 27, 2016.
(7)	Incorporated by reference from Exhibit (h)(3) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on May 27, 2016.

(8)	Incorporated by reference from Exhibit (h)(4) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on May 27, 2016.
(9)	Filed herewith.
(10)	Incorporated by reference from Exhibit (j) to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-209932) filed by NexPoint Healthcare Opportunities Fund on May 8, 2018.
(11)	Incorporated by reference from Exhibit (k)(1) to Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on June 22, 2018.
(12)	Incorporated by reference from Exhibit (k)(2) to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-209932) filed by NexPoint Healthcare Opportunities Fund on May 8, 2018.
(13)	Incorporated by reference from Exhibit (l) to Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on June 22, 2018.
(14)	Incorporated by reference from Exhibit (n) to Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-210386) filed by NexPoint Latin American Opportunities Fund on June 22, 2018.
(15)	Incorporated by reference from Exhibit (r)(1) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-209932) filed by NexPoint Healthcare Opportunities Fund on August 12, 2016.
(16)	Incorporated by reference from Exhibit (r)(2) to Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-132436) filed by NexPoint Strategic Opportunities Fund (formerly NexPoint Credit Strategies Fund) on June 9, 2006.
(17)	Incorporated by reference from Exhibit (s) to the Registration Statement on Form N-2 (File No. 333-210385) filed by NexPoint Strategic Income Fund (formerly NexPoint Distressed Strategies Fund) on March 24, 2016.
(18)	Incorporated by reference from Exhibit (t) to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-209932) filed by NexPoint Healthcare Opportunities Fund on May 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of July, 2018.

NEXPOINT LATIN AMERICAN OPPORTUNITIES FUND

By:	/s/ James Dondero
James Dondero
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 3rd day of July, 2018.

By:	/s/ James Dondero
James Dondero
President (Principal Executive Officer)

By:	/s/ Frank Waterhouse
Frank Waterhouse
Treasurer (Principal Financial and Accounting Officer)

By:	/s/ Bob Froehlich*
Dr. Bob Froehlich
Trustee

By:	/s/ John Honis*
John W. Honis
Trustee

By:	/s/ Timothy K. Hui*
Timothy K. Hui
Trustee

By:	/s/ Ethan Powell*
Ethan Powell
Chairman of the Board of Trustees

By:	/s/ Bryan Ward*
Bryan A. Ward
Trustee

By:	/s/ Dustin Norris*
Dustin Norris
Trustee and Secretary

*By:	/s/ Frank Waterhouse
Frank Waterhouse
Attorney-in-Fact

*	Pursuant to powers of attorney incorporated by reference herein.